As filed with the Securities and Exchange Commission on July 29, 2014.

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

UNITED TECHNOLOGIES CORPORATION

(Exact name of issuer as specified in its charter)

Delaware	06-0570975
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Financial Plaza, Hartford, Connecticut 06101

(Address of principal executive offices, including Zip Code)

UNITED TECHNOLOGIES CORPORATION

LONG-TERM INCENTIVE PLAN

(Full title of the Plan)

PETER J. GRABER-LIPPERMAN, Esq.

Secretary

One Financial Plaza

Hartford, Connecticut 06101

(860) 728-7000

(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered shares (2)	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $1.00 per share	30,000,000	$108.815	$3,264,450,000.00	$420,461.16

(1)	Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “1933 Act”), on the average of the high and low prices on the New York Stock Exchange, Inc. on July 25, 2014.
(2)	Pursuant to Rule 416(a) under the 1933 Act, the number of shares registered hereunder includes such additional number of shares of Common Stock as are required to prevent dilution resulting from a stock split, stock dividend or similar transaction that results in an increase in the number of outstanding shares of Common Stock.

PART I

Omitted pursuant to the Note to Part I of Form S-8.

PART II

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are hereby incorporated by reference:

(1) the Annual Report on Form 10-K of United Technologies Corporation (the “Corporation”) filed with the Securities and Exchange Commission (the “Commission”) for the year ended December 31, 2013;

(2) the Quarterly Reports on Form 10-Q of the Corporation filed with the Commission for the quarters ended March 31, 2014 and June 30, 2014;

(3) Current Reports on Form 8-K filed with the Commission on February 28, 2014 and May 2, 2014;

(4) the description of the shares of the Corporation’s common stock, par value $1.00 per share (“Common Stock”) contained in the Corporation’s Registration Statement filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report subsequently filed for the purpose of updating that description.

All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified, to constitute a part of this Registration Statement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information as of June 30, 2014 and for the three and six-month periods ended June 30, 2014 and 2013, as of March 31, 2014 for the three-month periods ended March 31, 2014 and 2013, incorporated by reference in this Registration Statement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated July 25, 2014 and April 25, 2014 respectively, incorporated by reference herein state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because none of those reports is a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

The legality of the securities offered pursuant to this Registration Statement has been passed on by Richard M. Kaplan, Esq. Mr. Kaplan, Associate General Counsel of the Corporation, is a shareowner of Common Stock. Mr. Kaplan has received awards under the Long-Term Incentive Plan in the past and may receive awards in the future.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Section 102 of the General Corporation Law of Delaware, the Corporation has adopted a provision in its Certificate of Incorporation eliminating the personal liability of its directors for monetary damages to the Corporation and its stockholders for any breach of their fiduciary duties as directors of the Corporation, except for their liability due to (1) breach of loyalty to the Corporation, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) any transaction from which the director derived an improper personal benefit or (4) any payment of unlawful dividends or an unlawful stock repurchase or redemption.

Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify any person who is or was a party to any actual or threatened legal action, whether criminal, civil, administrative or investigative because of his or her service as an officer, director or agent of the Corporation against expenses, judgments, fines and settlement payments actually and reasonably incurred by him or her in connection with such proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful, except that: (i) to the extent a present or former director or officer has been successful on the merits or otherwise in the legal action, indemnification for expenses actually and reasonably incurred is mandatory; and (ii) with respect to any legal action by or in the right of the Corporation itself, an officer, director or agent of the Corporation is not entitled to indemnification if adjudged liable to the Corporation, except for expenses actually and reasonably incurred if approved by the court. Section 6.5 of the Corporation’s Bylaws provides that the Corporation is required to indemnify officers, directors, employees, fiduciaries and agents (and their heirs and legal representatives) of the Corporation or any constituent corporation absorbed in a consolidation or merger or of a subsidiary of the Corporation, or persons who serve as such with another corporation, partnership, joint venture, trust or other enterprise at the request of the Corporation or any such constituent corporation or subsidiary, to the full extent permitted by Delaware law. The Corporation maintains insurance coverage for the purpose of providing indemnification benefits in certain circumstances.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable

ITEM 8.	EXHIBITS

See Exhibit Index

ITEM 9.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement:

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, and State of Connecticut, on this 28th day of July 2014.

UNITED TECHNOLOGIES CORPORATION

By	/s/ Gregory J. Hayes
Gregory J. Hayes Senior Vice President & Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed below by the following persons in the capacities indicated on this 28th day of July 2014.

Signature	Title

/s/ Louis R. Chênevert LOUIS R. CHÊNEVERT	Director, Chairman and Chief Executive Officer (principal executive officer)

/s/ Gregory J. Hayes GREGORY J. HAYES	Senior Vice President & Chief Financial Officer (principal financial officer and principal accounting officer)

JOHN V. FARACI* (John V. Faraci)	Director

JEAN-PIERRE GARNIER* (Jean-Pierre Garnier)	Director

JAMIE S. GORELICK* (Jamie S. Gorelick)	Director

EDWARD A. KANGAS* (Edward A. Kangas)	Director

ELLEN J. KULLMAN* (Ellen J. Kullman	Director

MARSHALL O. LARSEN* (Marshall O. Larsen)	Director

HAROLD McGRAW III* (Harold McGraw III)	Director

RICHARD B. MYERS* (Richard B. Myers)	Director

H. PATRICK SWYGERT* (H. Patrick Swygert)	Director

ANDRÉ VILLENEUVE* (André Villeneuve)	Director

CHRISTINE TODD WHITMAN* (Christine Todd Whitman)	Director

*By	/s/ Charles D. Gill
CHARLES D. GILL, AS ATTORNEY-IN-FACT FOR THE DIRECTORS AND OFFICERS AFTER WHOSE NAMES APPEARS AN ASTERISK

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EXHIBIT INDEX
Page

3(i)	—Restated Certificate of Incorporation, incorporated by reference to Exhibit 3(i) of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006.

3(ii)4	—Bylaws as amended and restated effective December 11, 2013, incorporated by reference to Exhibit 3.1 to the Corporation’s Current Report on Form 8-K filed December 13, 2013.

4	—United Technologies Corporation Long-Term Incentive Plan as amended and Restated effective April 28, 2014, incorporated by reference to Exhibit 10.1 to the Corporation’s Current Report on Form 8-K filed May 2, 2014.

5	—Opinion of Counsel as to the legality of the securities to be registered.

15	—Letter of PricewaterhouseCoopers LLP concerning unaudited interim financial information dated July 25, 2014.

23(a)	—Consent of PricewaterhouseCoopers LLP

23(b)	—The consent of counsel is contained in Exhibit 5.

24	—Powers of Attorney.